Exhibit 10.30

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 1, 2005, by and between NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of May 1, 2004, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.1.(a) is hereby amended by deleting “November 1, 2006” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “November 1, 2007,” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of December 1, 2005 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2. Section 1.4.(a) is hereby deleted in its entirety, and the following substituted therefor:

“(a) Foreign Exchange Facility. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make available to Borrower a facility (the “Foreign Exchange Facility”) under which Bank, from time to time up to and including November 1, 2007, will enter into foreign exchange contracts for the account of Borrower for the purchase and/or sale by Borrower in United States dollars of foreign currencies designated by Borrower; provided however, that the contact limit shall not at any time exceed an aggregate of One Million Eight Hundred Thousand United States Dollars (US$1,800,000.00). No foreign exchange contract shall be executed for a term which extends beyond November 1, 2008. Borrower shall have a “Delivery Limit” under the Foreign Exchange Facility not to exceed at any time the aggregate principal amount of Zero United States Dollars (US$0.00) with PVD (“Payment versus Delivery”) which will require Borrower to provide funds before the currency is delivered and this will eliminate the 1 or 2 business day settlement period and mitigate settlement risk. All foreign exchange transactions shall be subject to the additional terms of a Foreign Exchange Agreement dated as of May 1, 2004 (“Foreign Exchange Agreement”), all terms of which are incorporated herein by this reference.”

3. Section 4.3.(d) is hereby deleted in its entirety, and the following substituted therefor:

“(d) not later than 15 days after and as of the end of each month, an inventory collateral report, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts; semi-monthly collateral report if Borrower elects to use 35% concentration allowance for Obesity Research, Fiber Thin and Mannatech, Inc., and not later than 30 days after and as of the end of each May and November, a list of the names, addresses and contact phone numbers of all Borrower’s account debtors;”

4. Sections 4.9.(b) and (d) are hereby deleted in their entirety, and the following substituted therefor:

“(b) Total Liabilities divided by Tangible Net Worth not greater than 1.25 to 1.0 until fiscal year end June 30, 2007 and not greater than 1.0 to 1.0, thereafter, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” as defined above.

(d) Fixed Charge Coverage Ratio not less than 1.25 to 1.0 as of each fiscal quarter end, with “Fixed Charge Coverage Ratio” defined as the aggregate of net profit after taxes plus depreciation expense, amortization expense and net contributions, divided by the aggregate of the current maturity of long-term debt and capitalized lease payments.”

5. Sections 5.2., 5.3., 5.4., 5.5. and 5.9. are hereby deleted in their entirety, and the following substituted therefor:

“SECTION 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $5,500,000.00.

SECTION 5.3. LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in excess of an aggregate of $500,000.00.

SECTION 5.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, and (c) liabilities which may be obtained for NAI Europe not to exceed an aggregate of $1,000,000.00.

SECTION 5.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except (a) in the ordinary course of its business, and (b) the acquisition of Real Health Laboratories, Inc. to be completed during fiscal year end of 2006.

SECTION 5.9. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, and liens to the extend permitted under Section 5.4. hereunder.”

6. Section 7.2. is hereby amended by deleting the reference to “Carlsbad LPO, 5857 Owens Avenue, Suite 106, Carlsbad, CA 92008” as the Bank’s address, and by substituting therefor: “San Diego Regional Commercial Banking Office, 401 B Street, Suite 2201, San Diego, CA 92101”

7. In consideration of the set forth herein and as a condition to the effectiveness hereof, Borrower shall pay to Bank a non-refundable commitment fee equal to $10,000.00, which fee shall be due and payable in full on November 1, 2006.

8. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

9. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

NATURAL ALTERNATIVES INTERNATIONAL, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Randell Weaver	By:	/s/ Bernie Palmer
	Randell Weaver President		Bernie Palmer Vice President

By:	/s/ John Reaves
John Reaves Chief Financial Officer